UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

10603 W. Sam Houston Pkwy N., Suite 300
Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2016, Flotek Industries, Inc. (the “Company”) and its affiliates entered into the Sixth Amendment (the “Amendment”) to Amended and Restated Revolving Credit, Term Loan and Security Agreement with PNC Bank, National Association dated as of May 10, 2013, as amended to date (the “Credit Agreement”), such Amendment to be effective as of September 30, 2016.

Pursuant to the Amendment, among other things, (i) the maturity was extended to May 10, 2020, (ii) the Company must maintain a fixed charge coverage ratio beginning for the quarter ending March 31, 2017 at 1.00 to 1.00, and increasing to 1.10 to 1.10 for the year ending December 31, 2017 and thereafter, (iii) the Company must maintain a leverage ratio beginning for the six months ending June 30, 2017 at not greater than 5.5 to 1.0, and reducing to 4.0 to 1.0 for the year ending March 31, 2018 and thereafter, (iv) an annual limit on capital expenditures of $20 million was established, and (v) the maximum revolving advance amount was reduced to $55,000,000, with the amount available increasing dollar for dollar as payments of principal are made on the term loan.

The Company also agreed to pay fees and expenses of the agent in connection with the Amendment. The description of the changes to the Credit Agreement effected by the Amendment is qualified in its entirety by reference to the copy thereof filed as Exhibit 10.1 to this Form 8-K, which is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Sixth Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated effective as of September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: November 2, 2016	/s/ Robert M. Schmitz
Robert M. Schmitz
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Sixth Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated effective as of September 30, 2016.